FOSTER WHEELER FILES FORM 10-K FOR FISCAL 2001

     HAMILTON, BERMUDA, April 12, 2002 -- Foster Wheeler Ltd. (NYSE:FWC) today reported that it filed its Annual Report on Form 10-K with the Securities and Exchange Commission and recorded an additional $46 million of charges against earnings in the fourth quarter of 2001. Also, the company announced it has obtained extensions of its waivers under its current financing facilities, and is continuing to work with its bank group on a revision of its credit agreement.

Fourth Quarter Charge Revised

     In a news release dated January 29, 2002, the company reported 2001 year-end results that recognized after-tax charges of $101.5 million in the fourth quarter. In the 10-K filed today, that amount has been adjusted to include an additional $29.9 million after tax. This consists of $23.4 million in additional project cost overruns and $6.5 million in overdue accounts receivable. The revised after-tax charges for 2001 total $131.4 million.

     Including these revised charges, and a $16.1 million increase in the previously announced $155.8 million reserve for deferred tax assets, the net loss for the fourth quarter 2001 was $319.3 million, or $7.81 per share diluted, on revenues of $1,034.9 million. In the year-ago fourth quarter, net earnings were $12.3 million or $0.30 per share diluted on revenues of $1,088.8 million.

     For the full year ended December 28, 2001, the company had a net loss of $309.1 million or $7.56 per share diluted, compared to net earnings of $39.5 million or $0.97 per share diluted for the year ended December 29, 2000.

     The revised charges do not affect the company's cash position, which was $224 million in cash and cash equivalents at the end of the fourth quarter 2001. At the close of the first quarter on March 29, 2002, its cash position improved to $423 million.

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     The recently discovered cost overruns are isolated within the same group of seven projects cited in the company's January 29 news release. Work on six of the seven projects has been substantially completed.

     "I am extremely disappointed in the performance of this business unit," said Raymond J. Milchovich, the company's chairman, president and CEO. "I can assure you that actions have and will continue to be taken to address the performance of this business unit. The timing of these developments has also delayed our progress on a new credit facility which, given the positive momentum that we had built with our lenders, is unfortunate.

     "This situation, although unfortunate, must be put in perspective. Our current cash position is very strong, most of our businesses worldwide are reporting solid performance, and our previously announced company-wide performance improvement intervention is already delivering significant and systemic savings. Looking at the whole picture, I remain confident in our ability to resolve these near-term issues and continue to deliver outstanding service to our customers worldwide," he said.

Bank Waivers Extended

     Foster Wheeler has obtained an extension of its waiver under its revolving credit facility through April 30, 2002, subject to the satisfaction of certain ongoing conditions, including the forbearance of remedies by the lenders under its lease financing facility and an extension of its receivables sale arrangement. The company has also received a forbearance of remedies by the lenders under its lease financing facility through April 30, 2002, and has received an extension of its receivables sale arrangement through April 29, 2002. Management is in discussions with its lenders and various other financial institutions regarding a new long-term credit facility and a replacement for its lease financing and receivables sale arrangement.

     As a result of Foster Wheeler's continuing discussions with its bank group concerning an extension of its credit facilities, the company's auditors rendered an opinion with an emphasis of matter paragraph regarding the company's ability to continue as a going concern.

Quarterly Conference Call

     Management is currently revising its performance projections for 2002 and will revise its previous guidance downwards during its next quarterly conference call on Wednesday, May 1,

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2002 at 11:00 a.m. Eastern Daylight Savings Time. The company expects to release the results for the first quarter on the previous day, after the market closes.

     The call will be accessible to the public by telephone or web cast. To listen to the call by telephone in the United States, dial 877-692-2588 approximately ten minutes before the call. International access is available by dialing 973-321-1040. The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

     A replay of the call will be available on the company's web site as well as by telephone. To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (Pin #3196377 required) starting one hour after the conclusion of the call through 8:00 p.m. Eastern on Wednesday, May 8, 2002. The replay can also be accessed on the company's web site for two weeks following the call.

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Notes to Editors:
1.   Revised financial statements attached.

2.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the corporation operates. Such forward-looking statements, by their nature, involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in regulatory environment, changes in project schedules, errors in the estimates made by the company of costs to complete a project, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation-including litigation regarding the company's liability for damages and insurance coverage for asbestos exposure, our ability to successfully negotiate a long-term extension of our existing credit facilities, protection and validity of patents and other intellectual property rights, monetization of certain Power System facilities, increasing competition by foreign and domestic companies and recoverability of claims against customers.

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3.   Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

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MEDIA CONTACT:  Alastair Davie  908-730-4444

SHAREHOLDER CONTACT:  John Doyle 908-730-4270

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